EXHIBIT 3.6

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955	Filed in the Office of	Business Number E0717912007-6
	/s/ Ross Miller Secretary of State	Filing Number 20130330156-54
	State of Nevada	Filed On 05/17/2013
Number of Pages 1

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 – After Issuance of Class or Series)

1. Name of Corporation:
Carbon Credits International, Inc.
2. Stockholder approval pursuant to statute has been obtained.
3. The class or series of stock being amended: Class A Convertible Preferred Stock

4.     By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

RESOLVED, that Section 5 of the Certificate of Designation is hereby deleted in its entirety and the following shall be substituted in lieu thereof (with all other sections of the Certificate of Designation remaining):

5. Voting. The class A Stockholders shall be entitled to fifteen (15) votes for each shares of Class A Stock held on any matters required a shareholder vote of the corporation.

5. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)
6. Signature: (required)

X	/s/ Greg Lambrecht
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State NRS Amend Designation - After

Revised 3-6-09